Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under caption “Experts” in the Amendment No. 1 to the Registration Statement on Form F-10 and related base shelf prospectus (collectively, the “Registration Statement”) of Shaw Communications Inc. (the “Corporation”), relating to the offer and issue of debt securities, Class B Non-Voting Participating Shares, Class 1 Preferred Shares, Class 2 Preferred Shares, warrants to purchase Equity Securities or Debt Securities, subscription receipts, share purchase contracts and units of up to $2 billion, filed with the United States Securities and Exchange Commission (the “Commission”) on February 2, 2016 and to the incorporation by reference therein of our report dated November 23, 2015 with respect to the consolidated statement of financial position as at August 31, 2015 and 2014, the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years ended August 31, 2015 and 2014, and the effectiveness of internal control over financial reporting as of August 31, 2015 filed with the Commission as Exhibit 99.2 to the Form 40-F of the Corporation.

Calgary, Canada	/s/ Ernst & Young LLP
February 2, 2016	Chartered Accountants